EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
                                                        FOR FURTHER INFORMATION:
                                                   Investor Relations: Joan Wolf
                                                                    631/650-6201



                      VICON REPORTS SECOND QUARTER RESULTS

HAUPPAUGE, NY, May 10, 2007 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2007. The announcement was made by Chairman and CEO Ken Darby, who said results were powered by extraordinary growth in Europe and the Middle East.

Net sales for the second fiscal quarter were $16.9 million, an increase of 38% compared with $12.2 million in the second quarter of the prior fiscal year. Net income totaled $802,000 ($.16 per diluted share), compared with a net loss of $848,000 ($.19 per share) in the prior year quarter.

For the six months, net sales were $34.8 million, an increase of 31% compared with $26.5 million in the first six months of the prior fiscal year. Net income was $1,918,000 ($.40 per diluted share) compared with a net loss of $700,000 ($.15 per share) in the prior year six-month period.
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Commenting on the second quarter results,  Mr. Darby said sales in the U.S. grew
33% to $8.8 million while foreign sales increased 44% to $8.1 million. Foreign revenues were strongest in Europe and the Middle East where shipments climbed 55%. Revenues for the quarter at Vicon's German subsidiary, Videotronic, totaled $1.54 million, a 24% increase. It was the first profitable quarter for the German unit since the Company acquired it out of bankruptcy in October 2004. Overall, orders for the March quarter were $15.3 million compared with $13.6 million in the year ago period.

Gross margins in the second quarter improved to 42.3% compared with 37.5% in the prior year quarter, principally as a result of lower production costs for certain products, a favorable sales mix, and the benefit of higher production to fixed overhead. "We are pleased to see the efforts in recent years to lower production costs being realized" said Mr. Darby. Although operating expenses increased $838,000 principally as a result of higher selling costs of $516,000 and increased investment in engineering of $166,000, they declined as a percentage of sales. Mr. Darby said the significant workload for both analogue and digital product development necessitated the increase in engineering expense.

In March, the Company showcased its next generation of ViconNet at a major industry trade show in Las Vegas and will do likewise later this month in Europe. ViconNet is the software platform that manages enterprise scale digital or hybrid video systems and also powers Vicon network components. Sales of ViconNet based system elements totaled $4.5 million in the March quarter and $10.6 million in the year to date period.

Regarding the patent litigation, Mr. Darby said in February, 2007, the U.S. Patent and Trademark Office (PTO) issued a Final Rejection of the six claims in the plaintiff's patent asserted against Vicon. This represents the second time the PTO has rejected such claims in the re-examination proceedings citing the prior art of Vicon and another defendant. On April 17, 2007, the plaintiff filed a response requesting reconsideration of its application with the PTO. The plaintiff also has more appeals available to it, which Vicon expects them to make if reconsideration is denied. From the very beginning of this litigation, Vicon has held the view that the plaintiff's patent is invalid based upon the prior art of the Company and another defendant.

Vicon Industries, Inc. designs, engineers, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.


This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Page 4
Table of Operations

                             Vicon Industries, Inc.

                       Condensed Statements of Operations

                                   (Unaudited)


                                               Three Months Ended March 31,          Six Months Ended March 31,
                                             --------------------------------      -------------------------------


                                                   2007             2006              2007                2006
                                                   ====             ====              ====                ====
Net sales                                     $ 16,892,000      $12,223,000       $34,775,000         $26,482,000

Gross profit                                     7,148,000        4,578,000        14,350,000          10,214,000

Operating income (loss)                            893,000         (840,000)        2,039,000            (686,000)

Income (loss) before income taxes                  899,000         (853,000)        2,118,000            (700,000)

Income tax expense (benefit)*                       97,000           (5,000)          200,000                -
                                              -------------    --------------    -------------        -------------

Net income (loss)                             $    802,000      $  (848,000)     $  1,918,000         $  (700,000)
                                              =============    ==============    =============        =============

Earnings (loss) per share:
---------------------------------

Basic                                              $   .17         $   (.19)         $    .41              $ (.15)

Diluted                                            $   .16         $   (.19)         $    .40              $ (.15)


Shares used in computing
   earnings (loss) per share:
-----------------------------------

Basic                                            4,698,000        4,572,000         4,657,000           4,571,000

Diluted                                          4,945,000        4,572,000         4,828,000           4,571,000

* No U.S. tax provision or benefit was recognized for the periods presented as the Company is utilizing previously unrecognized net operating loss carryforwards.